Asia Time Updates 2008 Company Outlook Based on
Strong Year-to-Date Performance

HONG KONG AND LOS ANGELES, September 23, 2008 - Asia Time Corporation (Amex: TYM; “Asia Time”) today announced that it has increased its outlook for 2008 revenue and net earnings growth based on strong year-to-date performance. Management now expects revenue and net earnings to increase more than 50% year-over-year for 2008, an increase from the previously reported growth target of 30% over 2007.

“July was a particularly strong month with approximately $18.6 million in revenue and $2.5 million in gross profit - more than double what we delivered in the same month last year,” said Kwong Kai Shun, Chairman and CEO of Asia Time. “Our core quartz movements and complete watch business continue to demonstrate exceptional growth. We see additional opportunities in the emerging mechanical watch business and are seeking to expand our production capabilities.”

As previously reported, Asia Time’s first half 2008 financial highlights include:

● 78.5% year-over-year net sales increase to $75.0 million
●  96.6% year-over-year gross profit increase to $11.0 million
● Net income of $5.7 million, or $0.21 per diluted share.

About Asia Time Corporation

Asia Time is a watch movement and complete watch distributor headquartered in Hong Kong. The Company distributes watch movement components used in the manufacture and assembly of watches to a wide variety of timepiece manufacturers. Asia Time markets more than 350 products from over 30 vendors, including such market leaders as Citizen, Seiko and Ronda. For more information, please visit www.asiatimecorp.com.

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Forward Looking Statements

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to, our dependence on a limited number of suppliers, cyclicality of our business, decline in the value of our inventory, significant order cancellations or delays, competitive nature of our industry, vulnerability of our business to general economic downturn, our ability to obtain all necessary government certifications and/or licenses to conduct our business, changes in the laws of the People's Republic of China that affect the Company's operations, costs and expenses related to our bond and warrant financing; development of a public trading market for the Company's securities, cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The risks included here are not exhaustive. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise. These and other factors that may result in differences are discussed in greater detail in the Company’s reports and other filings with the Securities and Exchange Commission.

Media and Investor inquiries:

Financial Profiles, Inc.
Kristen McNally / Brandi Floberg
(310) 277-4711
asiatime@finprofiles.com